Exhibit (h)(37)

THIRD AMENDMENT TO
EXPENSE LIMITATION AGREEMENT

THIS THIRD AMENDMENT TO EXPENSE LIMITATION AGREEMENT (this “Amendment”) is entered into as of February 28, 2025, by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Hennessy Stance ESG ETF (the “Fund”), and Hennessy Advisors, Inc., the Fund’s investment adviser (the “Adviser”).

RECITALS

WHEREAS, the Adviser and the Trust previously entered into an Expense Limitation Agreement, dated as of December 19, 2022, as amended from time to time (as so amended, the “Agreement”), pursuant to which the Adviser agreed to limit the operating expenses of the Fund; and

WHEREAS, the term of the Agreement expires on February 28, 2025, and the parties wish to extend such term through February 28, 2026, on the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and the mutual promises set forth in this Amendment, the parties hereto mutually agree as follows:

1. The term of the Agreement is extended through February 28, 2026.

2. Except as modified or amended by this Amendment, the terms and conditions of the Agreement remain unchanged and in full force and effect.

* * *
(Signature page follows.)

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its authorized officer as of the date first above written.

HENNESSY ADVISORS, INC.

 By:         /s/ Teresa M. Nilsen
Teresa M. Nilsen
President

HENNESSY FUNDS TRUST

By:         /s/ Neil J. Hennessy
Neil J. Hennessy
President

Signature Page to Third Amendment to Expense Limitation Agreement